UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

Roberts, Gregory N.
2625 Saint Andrews
Tustin, California 92660

2. Date of Event Requiring Statement (Month/Day/Year)

   02/18/2000

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   Greg Manning Auctions, Inc. ("GMAI")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
   (Instr. 4)                              |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |   (Instr. 5)                                  |
                                           |   Owned              |   Indirect(I)  |                                               |
                                           |   (Instr. 4)         |   (Instr. 5)   |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.01 per share     |      684,126         |     D          |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|

*    If form is  filed  by more  than  one  reporting  person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                         (Over)
                                                                SEC 1473 (7-96)


Form 3 (continued) Table II - Derivative  Securitites  Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Ownership |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |Form of      |   Beneficial Ownership    |
  (Instra. 4)           |  Expiration       |  Securities (Instr. 4)|         |exercise  |Derivative   |   (Instr. 5)              |
                        |  Date(Month/      |-----------------------|---------|price of  |Security:    |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |Direct(D) or |                           |
                        | Date    | Expira- |                       |or       |vative    |Indirect(I)  |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |(Instra. 5)  |                           |
                        | cisable | Date    |                       |Shares   |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |   (1)   | 2/8/10  | Common Stock, par     | 150,000 | $14.25   |    D        |                           |
(right to purchase)     |         |         | value $.01 per share  |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) The option is exercisable in four substantially equal installments beginning on the first anniversary of the date of the grant and the remaining three of which will become exercisable, respectively, on the second, third and fourth anniversary of the date of the grant.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                /s/ Gregory N. Roberts               03/16/2000
                                -------------------------------      ----------
                                **Signature of Reporting Person         Date

                             Joint Filer Information


Name:  Sharon Roberts

Address:  2625 Saint Andrews, Tustin, California 92660

Designated Filer:  Gregory N. Roberts

Statement for Month/Year:  February 18, 2000

Issuer and Ticker Symbol:  Greg Manning Auctions, Inc. ("GMAI")



Signature:        /s/ Sharon Roberts                      March 16, 2000
                  --------------------                    --------------
                  Sharon Roberts                          Date